Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. ANNOUNCES REDEMPTION OF $150,000,000 OF
7 1/2% SENIOR SUBORDINATED NOTES DUE 2010

Plano, Texas, April 6, 2009 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS:RCII), the nation’s largest rent-to-own operator, today announced that it has provided notice to The Bank of New York Mellon Trust Company, the indenture trustee, of its election to redeem $150,000,000 in aggregate principal amount of its 7 1/2% Senior Subordinated Notes due 2010 (the “Redeemed Notes”), at a redemption price equal to 100% of the principal amount outstanding, plus accrued interest to the redemption date (the “Redemption Price”). Under the terms of the indenture, the notes are redeemable at par at the Company’s option beginning May 1, 2009. The notes will be redeemed in accordance with their terms and the Company expects the redemption to occur on or about May 19, 2009 (the “Redemption Date”). On the Redemption Date, the Redemption Price will become due and payable, and interest on the Redeemed Notes will cease to accrue. Following the Redemption Date, approximately $75,375,000 of the Company’s 7 1/2% Senior Subordinated Notes due 2010 will remain outstanding.
The Company expects to fund the Redemption Price primarily with cash flow generated from operations, together with amounts available under its senior credit facilities.
This press release does not constitute a notice of redemption of the 7 1/2% Senior Subordinated Notes due 2010. The redemption is being made solely pursuant to a notice of redemption dated April 3, 2009, which will be delivered to the holders of the notes by The Bank of New York Mellon Trust Company.
Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates approximately 3,000 company-owned stores nationwide and in Canada and Puerto Rico. The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 220 rent-to-own stores operating under the trade name of “ColorTyme.”
Contact for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
david.carpenter@rentacenter.com

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
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